EXHIBIT 11


                                    PAGE 1


                  COMPUTATION OF NET INCOME PER COMMON SHARE
                                 (UNAUDITED)
                             DOLLARS IN THOUSANDS

                               Thirteen Weeks Ended   Twenty-Six Weeks Ended
                               July 27,    July 29,   July 27,      July 29,
                                   1996        1995       1996          1995
The computation of net
  income (loss) available
  and adjusted shares
  outstanding follows:

Net income (loss)               $36,054    $(24,842)    $66,140     $(16,777)

Less:
  Preferred stock dividends           -      (1,789)     (2,578)      (3,578)

Net income (loss) used for
  primary and fully
  diluted computation           $36,054    $(26,631)    $63,562     $(20,355)



Weighted average number
  of common shares
  outstanding                74,132,470  72,406,751  74,127,874   72,407,447

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents, net of
  treasury shares deemed to
  have been repurchased         932,693      82,238     854,930       82,238

  Assumed conversion of
  convertible preferred
  stock                      14,921,614           -  11,740,891            -

Adjusted shares outstanding,
  used for primary and
  fully diluted computation  89,986,777  72,488,989  86,723,695   72,489,685
